Exhibit 99.5

January 13, 2021

First High-School Education Group Co., Ltd.

No.1, Tiyuan Road, Xishan District,

Kunming, Yunnan Province 650228,

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of First High-School Education Group Co., Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Guangzhou Zhao
Name: Guangzhou Zhao

[Signature Page to Consent of Independent Director]